Exhibit 99.1

News Release
August 8, 2016

Erin Energy Announces Second Quarter 2016 Results

Provides Operational Update on its West and East Africa Operations

HOUSTON, August 8, 2016 - Erin Energy Corporation (“Erin Energy” or the “Company”) (NYSE MKT:ERN) (JSE:ERN) announced today financial and operational results for the quarter ended June 30, 2016. The Company also provided an update on its upstream operations in Africa.
Second Quarter 2016 and Current Highlights:

•	Successfully re-established production from the Oyo-8 well;

•	Achieved net average daily production of 5,400 barrels of oil per day (bbls/d);

•	Lifted and sold 508,000 barrels of oil;

•	Realized revenues of $23.2 million;

•	Successfully restructured Zenith term loan facility.
Segun Omidele, Chief Executive Officer commented: “We continue to make progress with our balance sheet restructuring and debt reduction initiatives, with our debt-to-equity conversion strategy receiving positive responses from some of our vendors. Various cost reduction measures that were initiated in the first-quarter 2016 are now becoming deeply embedded into our operations, even as new ways of managing costs are continually being assessed for implementation. In addition to these initiatives, management has made the tactical decision to explore acquisition opportunities created by the current upstream environment and to look for accretive, inorganic ways to grow our business.

Nigeria

During the quarter the Company successfully brought back on0line the Oyo-8 well using a deepwater light intervention vessel and achieved net average daily oil production of 5,400 barrels per day compared to 1,800 barrels per day in Q1, 2016. Currently, Oyo-8 is producing more than 7,000 barrels of oil per day. The Oyo-7 well could not come back on production naturally, after an emergency shut down that occurred on July 1, 2016. This is due to high water production from the well and this has resulted in a temporary production loss of about 1,400 barrels of oil per day.

Plans are currently being made to attempt to bring the Oyo-7 well back by introducing nitrogen from the production facilities via subsea infrastructure to the well. The Company intends to carry out this nitrogen lift after its next crude lifting scheduled for the week of August 15, 2016.

The Company continues to make progress in preparations for the next drilling campaign, which is planned to commence in the fourth-quarter of this year. Both the identification of a drilling rig and the procurement of long-lead well and subsea equipment are progressing well.

The Oyo-9 production well is planned as an additional development well within the central area of the Oyo field in Oil Mining Lease 120 and will be tied into the existing production facilities to increase the Company’s production by approximately 6,000 – 7,000 barrels of oil per day.
Ghana

The Ghana government has recently approved the extension of the Initial Exploration Period for the Expanded Shallow Water Tano (ESWT) block operated by Erin Energy by 18 months, to July 2018. The government also made some adjustments to the commercial terms of the petroleum agreement to enable the early realization of the Tano development project when the oil price recovers.

Geological and reservoir studies are ongoing with the existing 2-D and 3-D seismic datasets to evaluate the various possible development options and the exploration potential of the block. New 3-D marine seismic data acquisition over the entire block is in the execution planning phase. The new seismic data will enable the high-grading of the exploration prospects as well as firm-up the drilling candidates. Actual field operations await the resolution of the Ghana-Cote d’Ivoire maritime border dispute arbitration in mid-2017.

The Gambia

The Company is currently awaiting the completion of the processing of the recently acquired 3-D seismic data, expected to be completed in the third-quarter of 2016. Erin Energy expects to resume talks with potential farm-out partners once the data is in-house. The Company’s A2 and A5 blocks are located in the same prolific offshore geological basin as the recent world-class discoveries by Cairn Energy in its offshore Senegal blocks.

Kenya

Erin Energy is currently interpreting 2-D seismic data on its onshore blocks, L1B and L16. Based on the interpretation of this 2-D data, the Company plans to design and acquire additional seismic data in 2017 on blocks L1B and L16. The Company is actively marketing both its onshore and offshore Kenya blocks to potential farm-out partners as part of our growth strategy.

Balance Sheet Strengthening and Cost Reduction Efforts

The Company has actively been working with its creditors and vendors to restructure its debt facilities, finalize negotiations of payment agreements with vendors and to lower some of its current outstanding accounts payable balance.

Erin Energy announced it has successfully completed the restructuring of its term loan facility with Zenith Bank (Zenith). Under the new terms of the credit facility, the Company will only make interest payments to Zenith until June 2017, with principal repayment beginning in June of 2017 on a sculpted basis to align with Company cash flows and allowing the facility to be fully paid off at year-end 2021. The Company has received favorable response from some of its vendors to convert outstanding payables to company equity.

In line with the Company’s stated goal of increasing production and reserves with a three-part strategy of development, exploration and accretive production and reserves acquisitions, Erin Energy has begun looking at strategic production asset acquisitions to help grow the Company’s production and reserves. Erin Energy’s management team believes that focusing on potential asset acquisitions in West Africa will allow the Company to leverage its strengths and focus to increase revenue, corporate cash flows, and ultimately, shareholder value.

Financial Summary

For the second quarter 2016, Erin Energy reported revenues of $23.2 million, compared to nil revenue during the second-quarter 2015. In the second-quarter, the Company lifted and sold approximately 508,000 net barrels of oil at an average price of $45.58 per barrel, compared to no liftings during the same period 2015. When compared to the first-quarter 2016, second-quarter revenues were up 370% driven by increase in production from Oyo-8 being back online.

For the second quarter of 2016, the Company reported a net loss of $22.6 million, or $(0.11) per basic and diluted share, compared to a net loss of $9.2 million, or $(0.04) per basic and diluted share for the same period in 2015 and a first-quarter 2016 loss of $32.4 million, or $(0.15) per basic and diluted share.

Average net daily production for the quarter was approximately 5,400 barrels of oil per day, compared to 4,400 barrels oil per day for the same period 2015; and 1,800 barrels of oil per day during the first-quarter 2016.

Erin Energy Corporation is an independent oil and gas exploration and production company focused on energy resources in sub-Saharan Africa. Its asset portfolio consists of 9 licenses across 4 countries covering an area of 40,000 square kilometres (10 million acres), including current production and other exploration projects offshore Nigeria, as well as exploration licenses offshore Ghana, Kenya and Gambia, and onshore Kenya. Erin Energy is headquartered in Houston, Texas, and is listed on the New York and Johannesburg Stock Exchanges under the ticker symbol ERN. More information about Erin Energy can be found at www.erinenergy.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, concerning activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.

The Company’s actual results could differ materially from those anticipated or implied in these forward-looking statements due to a variety of factors, including the Company’s ability to successfully finance, drill, produce and/or develop the wells and prospects identified in this release, and risks and other risk factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. You should not place undue reliance on forward-looking statements, which speak only as of their respective dates. The Company undertakes no duty to update these forward-looking statements.

Source:  Erin Energy Corporation

Investors and media:
Lionel C. McBee, +1 713 797 2960
lionel.mcbee@erinenergy.com

ERIN ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Crude oil sales, net of royalties	$23,151	$—	$28,080	$—

Operating costs and expenses:
Production costs	22,123	4,258	44,687	25,573
Crude oil inventory (increase) decrease	729	(9,874)	(102)	(9,861)
Workover expenses	7,585	618	7,585	618
Exploratory expenses	1,200	1,502	3,262	8,017
Depreciation, depletion and amortization	14,856	123	19,668	243
Accretion of asset retirement obligations	461	299	913	876
Loss on settlement of asset retirement obligations	—	3,454	205	3,454
General and administrative expenses	3,396	5,441	7,354	8,932
Total operating costs and expenses	50,350	5,821	83,572	37,852

Operating loss	(27,199)	(5,821)	(55,492)	(37,852)

Other income (expense):
Currency transaction gain	10,465	555	11,328	1,991
Interest expense	(5,954)	(4,224)	(11,379)	(6,835)
Total other income (expense), net	4,511	(3,669)	(51)	(4,844)

Loss before income taxes	(22,688)	(9,490)	(55,543)	(42,696)
Income tax expense	—	—	—	—
Net loss before non-controlling interest	(22,688)	(9,490)	(55,543)	(42,696)

Net loss attributable to non-controlling interest	116	328	560	475

Net loss attributable to Erin Energy Corporation	$(22,572)	$(9,162)	$(54,983)	$(42,221)

Net loss attributable to Erin Energy Corporation per common share:
Basic	$(0.11)	$(0.04)	$(0.26)	$(0.20)
Diluted	$(0.11)	$(0.04)	$(0.26)	$(0.20)
Weighted average common shares outstanding:
Basic	212,290	211,108	212,067	210,791
Diluted	212,290	211,108	212,067	210,791

ERIN ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except for share and per share amounts)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$8,759	$8,363
Restricted cash	—	8,661
Accounts receivable - trade	3	1,029
Accounts receivable - partners	667	287
Accounts receivable - related party	1,732	1,186
Accounts receivable - other	71	28
Crude oil inventory	5,895	4,789
Prepaids and other current assets	1,363	684
Total current assets	18,490	25,027

Property, plant and equipment:
Oil and gas properties (successful efforts method of accounting), net	329,371	348,331
Other property, plant and equipment, net	1,023	1,174
Total property, plant and equipment, net	330,394	349,505

Other non-current assets	76	67

Total assets	$348,960	$374,599

LIABILITIES AND CAPITAL DEFICIENCY
Current liabilities:
Accounts payable and accrued liabilities	$242,033	$213,120
Accounts payable and accrued liabilities - related party	29,465	30,133
Short-term note payable	357	—
Current portion of long-term debt, net	3,802	96,558
Total current liabilities	275,657	339,811

Long-term notes payable - related party, net	127,517	120,006
Term loan facility, net	83,441	—
Asset retirement obligations	21,522	20,609

Total liabilities	508,137	480,426

Commitments and contingencies (Note 10)

Capital deficiency:
Preferred stock $0.001 par value - 50,000,000 shares authorized; none issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	—	—
Common stock $0.001 par value - 416,666,667 shares authorized; 212,517,199 and 211,615,773 shares issued as of June 30, 2016 and December 31, 2015, respectively	213	212
Additional paid-in capital	791,453	789,615
Accumulated deficit	(951,434)	(896,451)
Treasury stock at cost, 84,185 and -0- shares as of June 30, 2016 and December 31, 2015, respectively	(192)	—
Total deficit - Erin Energy Corporation	(159,960)	(106,624)
Non-controlling interests	783	797
Total capital deficiency	(159,177)	(105,827)
Total liabilities and capital deficiency	$348,960	$374,599

ERIN ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities
Net loss, including non-controlling interest	$(55,543)	$(42,696)

Adjustments to reconcile net loss to cash used in operating activities:
Depreciation, depletion and amortization	19,668	243
Accretion of asset retirement obligations	913	876
Amortization of debt discount and debt issuance costs	1,789	1,119
Loss on settlement of asset retirement obligations	—	3,454
Foreign currency transaction gain	(11,328)	(1,991)
Share-based compensation	1,619	3,434
Payments to settle asset retirement obligations	—	(16,441)
Change in operating assets and liabilities:
Decrease in accounts receivable	603	470
Increase in crude oil inventory	(102)	(9,861)
Increase in prepaids and other current assets	(688)	(1,234)
Increase in accounts payable and accrued liabilities	41,895	34,653
Net cash used in operating activities	(1,174)	(27,974)

Cash flows from investing activities
Capital expenditures	(9,667)	(56,741)
Net cash used in investing activities	(9,667)	(56,741)

Cash flows from financing activities
Proceeds from exercise of stock options and warrants	167	1,855
Payments for treasury stock arising from withholding taxes upon restricted stock vesting	(192)	—
Repayments of term loan facility	(5,981)	—
Proceeds from short-term notes payable	504	—
Proceeds from notes payable - related party, net	6,129	57,815
Debt issuance costs	(693)	—
Funds released from restricted cash	8,661	—
Funding from non-controlling interest	—	375
Net cash provided by financing activities	8,595	60,045

Effect of exchange rate changes on cash and cash equivalents	2,642	568

Net decrease in cash and cash equivalents	396	(24,102)
Cash and cash equivalents at beginning of period	8,363	25,143
Cash and cash equivalents at end of period	$8,759	$1,041

Supplemental disclosure of cash flow information
Cash paid for:
Interest, net	$5,680	$4,927
Supplemental disclosure of non-cash investing and financing activities:
Issuance of common shares for settlement of liabilities	$—	$125
Discount on notes payable pursuant to issuance of warrants	$53	$4,484
Reduction in accounts payable from settlement of Northern Offshore contingency	$—	$24,307